Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements of Great Lakes Dredge & Dock Corporation (the “Company”) on Form S-3 (File No. 333-153207) and Form S-8 (File No. 333-1560067) of our report dated December 22, 2010, on our audit of the financial statements of Yankee Environmental Services, LLC (A Limited Liability Company) as of December 31, 2009, and for the year then ended, which report is included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009.

/s/ J.H. Cohn LLP

White Plains, New York
January 7, 2011